EXHIBIT 10.9
                         [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

                                 AGREEMENT

Effective as of July 23, 2001 ("Effective Date"), LUCENT TECHNOLOGIES INC., a Delaware corporation, by and through its Switching Solutions Group, having an office at 600 Mountain Avenue, Murray Hill, New Jersey 07974 ("LUCENT") and PAYSTAR SHS, a wholly owned subsidiary of PayStar Corporation, having offices at located in 40 California Avenue, Suite A, Pleasanton, California 94565, ("COMPANY") agree as follows:

WHEREAS, COMPANY wishes to obtain the right to use, reproduce, market, distribute and license certain LUCENT software, and LUCENT is willing to grant COMPANY such right pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the mutual promises made herein and other good and valuable consideration, the parties agree as follows:

                                 ARTICLE I

                                DEFINITIONS

1.1 The following terms shall have the meanings set forth below unless the context requires otherwise:

(a) ADAPTATION means a derivative work based on the LICENSED SOFTWARE which includes (i) any work incorporating any of the LICENSED SOFTWARE directly, (ii) any work incorporating any COMPUTER PROGRAM from the LICENSED SOFTWARE rewritten in a different computer language or converted to operate on a different type of CPU, (iii) any work utilizing confidential or proprietary information from the LICENSED SOFTWARE or (iv) any work otherwise covered by LUCENT'S patent, copyright or other intellectual property rights in the LICENSED SOFTWARE.

(b)  CPU means central processing unit.

(c) COMPUTER PROGRAM means any source-code or object-code instruction or plurality of such instructions for controlling the operation of a CPU.

(d) CUSTOMERS means all end-user customers to whom COMPANY furnishes OBJECT CODE SOFTWARE and/or for whom COMPANY is or becomes obligated to furnish warranty service and/or maintenance service in accordance with this Agreement.

(e) DOCUMENTATION means the documentation related to the LICENSED SOFTWARE as specifically identified in Attachment A.

(h) ENHANCEMENT means software developed by COMPANY and designed to operate in conjunction with LICENSED SOFTWARE or in conjunction with an ADAPTATION, but not software that is or includes LICENSED SOFTWARE or any ADAPTATION.

(i) LICENSED PURPOSES means use of SOURCE CODE SOFTWARE by COMPANY to develop, port, modify, edit, translate, and create ADAPTATIONS, and to support and maintain COMPANY's and its CUSTOMERS' use of OBJECT CODE SOFTWARE.

(j) LICENSED SOFTWARE means all or any portion of the source-code version or object code version of the COMPUTER PROGRAMS, and other information and DOCUMENTATION specifically listed in Attachment A of this Agreement.

(k) OBJECT CODE SOFTWARE means LICENSED SOFTWARE and ADAPTATIONS in object code format.

(l) SOURCE CODE SOFTWARE means LICENSED SOFTWARE and ADAPTATIONS in source code format.

                                ARTICLE II

                      DELIVERABLES AND RIGHTS GRANTED

2.1  Grant of Rights

(a) Subject to receipt of the consideration specified in Attachment B and compliance by COMPANY with all of the terms and conditions of this Agreement, LUCENT grants to COMPANY a personal, non-transferable, non-exclusive, perpetual (so long as COMPANY is not in breach of this Agreement) limited license for use of SOURCE CODE SOFTWARE furnished hereunder, solely in the country designated as COMPANY's address in the first paragraph of this Agreement and solely for LICENSED PURPOSES. These license rights are limited to the use of the LICENSED SOFTWARE in conjunction with LUCENT switching equipment; use with switching equipment of brands other than LUCENT is prohibited. LUCENT reserves to itself and its subsidiaries all rights not expressly granted to COMPANY under this Agreement, including without limitation the right to use, copy, maintain and modify the LICENSED SOFTWARE and prepare ADAPTATIONS thereof, and to market, license and grant the right to any other persons to use, copy, maintain, modify, sublicense and distribute the LICENSED SOFTWARE and ADAPTATIONS thereof.

(b) Subject to receipt of the consideration specified in Attachment B and compliance by COMPANY with all of the terms and conditions of this Agreement, LUCENT grants to COMPANY a worldwide (subject to COMPANY satisfying U.S. government export requirements), non-exclusive, nontransferable license to use, market, reproduce, distribute and grant sub-licenses of OBJECT CODE SOFTWARE to its CUSTOMERS solely for use on or in conjunction with LUCENT switching equipment and solely for each such CUSTOMER's internal business purposes. Each OBJECT CODE SOFTWARE sublicense granted by COMPANY must be in written form and shall include in substance at least the terms set forth in Section 2.5 below.

2.2  COMPANY's Obligations

(a) COMPANY may copy and install SOURCE CODE SOFTWARE on a reasonable number of CPUs in connection with the LICENSED PURPOSES. COMPANY agrees to preserve

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

     and reproduce all copyright, trademark and other notices appearing in the LICENSED SOFTWARE materials furnished hereunder by LUCENT.

(b) COMPANY shall not use LICENSED SOFTWARE furnished hereunder for any development, except as expressly authorized herein, or for any other commercial or production purposes for itself or for third parties. Except as expressly set forth herein, no right is granted by this Agreement for the use of LICENSED SOFTWARE directly or indirectly for, on behalf of, or by third parties.

(c) COMPANY shall have no right to sublicense, disseminate, distribute or otherwise furnish to third parties any SOURCE CODE SOFTWARE materials, in whole or in part. COMPANY shall permit access to SOURCE CODE SOFTWARE only by its employees with a need to know for performing the LICENSED PURPOSES, and shall not permit access to SOURCE CODE SOFTWARE or any part thereof by any third parties; provided, however, that COMPANY shall have the right to provide access to SOURCE CODE SOFTWARE to its subcontractors solely for purposes of performing the LICENSED PURPOSES, subject to written agreements with such subcontractors having terms substantially the same in substance as set forth herein for protecting such SOURCE CODE SOFTWARE.

(d) COMPANY expressly covenants and agrees that it will not extend to its CUSTOMERS or any third party, directly or indirectly, any warranty or representation in the name of LUCENT or purporting to bind LUCENT in any way with respect to the LICENSED SOFTWARE or otherwise. COMPANY agrees to indemnify LUCENT and hold LUCENT harmless from any claim arising out of COMPANY's exercise of any of the rights granted to COMPANY pursuant to this Agreement, including but not limited to losses LUCENT may sustain in connection with or as a result of COMPANY's failure to meet its obligations under Section 2.2.

2.3  Deliverables

LUCENT shall, promptly upon payment by COMPANY of all fees due upon execution of this Agreement, deliver to COMPANY a single copy of the LICENSED SOFTWARE materials (including OBJECT CODE SOFTWARE and SOURCE CODE SOFTWARE), together with the appropriate documentation and other information related thereto, identified on Attachment A. Further, promptly upon payment of such fees, LUCENT shall deliver to COMPANY the development hardware and/or software identified on Attachment A solely for use with such LICENSED SOFTWARE.

2.4  Intellectual Property Rights

(a) All patents, inventions (whether or not patentable), copyrights, trade secrets, trademarks and other intellectual property rights worldwide ("Intellectual Property Rights") in LICENSED SOFTWARE are and shall remain the property of LUCENT unless otherwise expressly stated in this Agreement. LUCENT shall retain all right, title and interest to the Intellectual Property Rights in LICENSED SOFTWARE, now existing or hereafter acquired.

(b) Other than as expressly stated herein, and subject to LUCENT's pre-existing Intellectual Property Rights in LICENSED SOFTWARE, COMPANY shall retain all right, title and

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

     interest to the Intellectual Property Rights in any ADAPTATIONS and ENHANCEMENTS that COMPANY develops.

(c) Subject to payment by COMPANY of the fees specified in Attachment B, LUCENT grants to COMPANY a license under the claims of any patents (i) which LUCENT has the right to grant such license and to the extent it has that right as of the Effective Date of this Agreement and (ii) which but for this grant are unavoidably infringed by the execution of the inherent functionality of the LICENSED SOFTWARE in the form provided hereunder by LUCENT. The patent license shall not extend to the use outside of COMPANY of any COMPANY software product which does not qualify as LICENSED SOFTWARE. Further, such patent license shall not extend (i) to any ADAPTATIONS or ENHANCEMENTS developed by COMPANY to the extent that the claims of any LUCENT patent are infringed thereby or (ii) to the use of LICENSED SOFTWARE with other products or software. Nothing herein shall be construed as conferring by implication, estoppel or otherwise any license or right under any existing or later issued patent claim which is directed to a combination of the functionality of LICENSED SOFTWARE with the functionality of any other software programs or hardware.

2.5 The written agreement between COMPANY and each of its CUSTOMERS specified in Section 2.1 (b) shall provide that:

     (1) only a personal, nontransferable and nonexclusive right to use such copy of the OBJECT CODE SOFTWARE on one CPU at a time is granted to such CUSTOMER;

     (2) no title to the intellectual property in the OBJECT CODE SOFTWARE is transferred to such CUSTOMER;

     (3) such CUSTOMER will not copy the OBJECT CODE SOFTWARE, except as necessary to use such OBJECT CODE SOFTWARE on such CPU;

     (4) such CUSTOMER will not export or re-export the OBJECT CODE SOFTWARE without the appropriate United States and foreign government licenses; and

     (5) the OBJECT CODE SOFTWARE is derived from third-party software and that no such third party warrants the OBJECT CODE SOFTWARE, assumes any liability regarding use of the OBJECT CODE SOFTWARE, or undertakes to furnish any support or information relating to the OBJECT CODE SOFTWARE.

2.6  Enhancements

LUCENT grants no rights and imposes no restrictions with respect to the creation or treatment of ENHANCEMENTS by COMPANY.

2.7  Ownership

No ownership interest in LICENSED SOFTWARE is transferred to COMPANY hereunder.

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

2.8  Export Control

COMPANY acknowledges and understands that any products, software, and technical information (including without limitation LICENSED SOFTWARE and DOCUMENTATION) provided under this Agreement, and any ADAPTATIONS thereof, are subject to U.S. export laws and regulations and any use or transfer of such products, software, and technical information must be authorized under those regulations. COMPANY agrees that it will not use, distribute, transfer, or transmit the products, software, or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. If requested by LUCENT, COMPANY also agrees to sign written assurances and other export-related documents as may be required for LUCENT to comply with U.S. export regulations.

                                ARTICLE III

                      TECHNICAL SUPPORT AND SERVICES

3.1  COMPANY Technical Support Responsibilities

Company shall be solely responsible for providing all training, technical support and other services to its CUSTOMERS. LUCENT may, at its sole option and upon COMPANY's request, offer certain training and/or technical support services to COMPANY or its CUSTOMERS for a reasonable fee.

3.2  LUCENT's Technical Support Responsibilities

Company acknowledges and understands that the LICENSED SOFTWARE and all related information and materials furnished by LUCENT under this Agreement or otherwise are provided "AS IS", and that LUCENT shall have no support, maintenance or warranty responsibilities of any kind whatsoever with respect thereto.

3.3  Compliance with Rules

(a) COMPANY'S personnel shall, while on any location of LUCENT, comply with LUCENT's rules and regulations with regard to safety and security. LUCENT shall inform such personnel of such rules and regulations. COMPANY shall have full control over such personnel and shall be entirely responsible for their complying with LUCENT's rules and regulations. COMPANY agrees to indemnify and save LUCENT harmless from any claims or demands, including the costs, expenses and reasonable attorney's fees incurred on account thereof, that may be made by (i) anyone for injuries to persons or damage to property to the extent they result from the willful misconduct or negligence of COMPANY's personnel; or (ii) COMPANY's personnel under Worker's Compensation or similar laws. COMPANY agrees to defend LUCENT, at LUCENT's request, against any such claim or demand.

(b) LUCENT personnel shall, while on any location of COMPANY, comply with COMPANY's rules and regulations with regard to safety and security. COMPANY shall inform such personnel of such rules and regulations. LUCENT shall have full control over such personnel and shall be entirely responsible for their complying with COMPANY's rules and regulations. LUCENT agrees to indemnify and save COMPANY harmless from any claims or demands, including the costs, expenses and reasonable attorney's fees

                         [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

     incurred on account thereof, that may be made by (i) anyone for injuries to persons or damage to property to the extent they result from the willful misconduct or negligence of LUCENT personnel; or
     (ii) LUCENT's personnel under Worker's Compensation or similar laws. LUCENT agrees to defend COMPANY, at COMPANY's request, against any such claim or demand.

3.4  Hardware Maintenance

COMPANY agrees to enter into and maintain with LUCENT hardware maintenance and support agreements, on LUCENT's standard terms and conditions for such agreements, for all LUCENT switching equipment in conjunction with which the LICENSED SOFTWARE is used pursuant to the rights granted to COMPANY under this Agreement.

                                ARTICLE IV

                                   FEES

In consideration of the rights granted by LUCENT to COMPANY under this Agreement, COMPANY agrees to pay to LUCENT, in the manner and at the times specified therefor, the license and other fees set forth in Attachment B. All such fees are specified in and shall be paid in United States dollars. In further consideration of such rights, COMPANY agrees to a minimum purchase requirement of LUCENT hardware, software and services on the terms and in the manner set forth in Attachment B. Payments shall be made to LUCENT at the address specified in this Agreement.

COMPANY shall pay all taxes, including any sales or use tax (and any related interest or penalty), however designated, imposed as a result of the existence or operation of this Agreement, except any income tax imposed upon LUCENT by any governmental entity within the United States proper (the fifty states and the District of Columbia). Fees specified in Attachment B do not include any taxes, import duties or any other charges that may be imposed by governmental authorities. If LUCENT is required to collect a tax or other such charge to be paid by COMPANY, COMPANY shall pay such tax or other charge to LUCENT immediately upon demand.

                                 ARTICLE V

                           TERM AND TERMINATION

5.1  Term

This Agreement shall be for an initial term of * commencing upon the Effective Date, unless terminated earlier as set forth below. This Agreement shall renew automatically for successive one (1) year terms thereafter for so long as COMPANY is not in breach of any of the terms of this Agreement, unless terminated at any time as set forth below, or unless COMPANY gives LUCENT written notice of termination at least sixty (60) days prior to the expiration of the initial term or then current renewed term.

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

5.2  Breach

If either party fails to fulfill one or more of its material obligations under this Agreement, the other party may, upon its election and in addition to any other remedies that it may have, at any time terminate all the rights granted by it hereunder by not less than thirty (30) days' written notice to the breaching party specifying any such breach, unless within the period of such notice all breaches specified therein shall have been remedied.

5.3  Payment of Fees Upon Termination

The termination of COMPANY'S rights under this Agreement shall not relieve COMPANY of its obligation to pay any fee hereunder. In the event of termination, all fees that COMPANY has become obligated to pay hereunder shall become immediately due and payable. Notwithstanding anything contained in this Article V, if COMPANY should not fulfill any or all of its payment or other obligations set forth in Attachment B, all rights granted under this Agreement shall immediately become null and void, and the provisions of Section 5.4 shall apply.

5.4  COMPANY'S Termination Obligations

Upon termination as contemplated in this Article V, and except as otherwise needed to fulfill its post-termination obligations hereunder, COMPANY shall destroy or return all copies of SOURCE CODE SOFTWARE and OBJECT CODE SOFTWARE in its possession and certify such destruction in writing to LUCENT within thirty (30) days. In the event of termination, LUCENT shall have no obligation to refund any amounts paid it pursuant to Attachment B.

5.5  Survival and Continuing Rights

Notwithstanding expiration or termination of this Agreement, COMPANY (except as otherwise provided in Section 5.2 and 5.3) and its CUSTOMERS shall perpetually retain the right to use and support OBJECT CODE SOFTWARE distributed or placed in use hereunder prior to such expiration or termination and for which all fees therefor have been paid to LUCENT. The obligations of COMPANY under Sections 2.5, 6.4 and 6.6 shall survive and continue after any termination of rights under this Agreement.

                                ARTICLE VI

                         MISCELLANEOUS PROVISIONS

6.1  Agreement Prevails

This Agreement shall prevail notwithstanding any conflicting terms or legends which may appear on or in LICENSED SOFTWARE.

6.2  Disclaimer

EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, LUCENT AND ITS
SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, AND THE LICENSED SOFTWARE IS PROVIDED HEREUNDER TO COMPANY

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

"AS IS". BY WAY OF EXAMPLE, BUT NOT OF LIMITATION, LUCENT AND ITS SUBSIDIARIES MAKE NO REPRESENTATIONS OR WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, OR THAT THE USE OF THE LICENSED SOFTWARE, OBJECT CODE SOFTWARE, OR SOURCE CODE SOFTWARE WILL NOT
INFRINGE ANY PATENT, COPYRIGHT OR TRADEMARK. LUCENT AND ITS SUBSIDIARIES SHALL NOT BE HELD TO ANY LIABILITY WITH RESPECT TO ANY CLAIM BY COMPANY, ITS CUSTOMERS, OR ANY THIRD PARTY ON ACCOUNT OF, OR ARISING FROM, THE USE OF SUCH LICENSED SOFTWARE, OBJECT CODE SOFTWARE, OR SOURCE CODE SOFTWARE.

6.3  Limitation of Liability

EXCEPT FOR LIABILITY UNDER SECTIONS 6.4 AND 6.6, NEITHER PARTY SHALL HAVE ANY LIABILITY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION RELIANCE, COVER, OR LOSS OF ANTICIPATED PROFITS, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

6.4  Indemnity

(a) In the event of any claim, action, proceeding or suit by a third party against COMPANY, its successors and assigns, alleging an infringement of any copyright, trademark, trade secret or any other proprietary rights by reason of the use, reproduction, distribution, operation, or license of LICENSED SOFTWARE by COMPANY and its CUSTOMERS pursuant to this Agreement, LUCENT, at its expense, will indemnify, defend and hold harmless COMPANY, its successors and assigns, subject to the conditions and exceptions stated below. LUCENT will reimburse COMPANY for any and all costs, expenses, or other losses including court costs and attorney's fee, incurred at LUCENT's written request or authorization, and will defend, indemnify, and hold harmless COMPANY, its successors and assigns, against any liability and damage assessed against COMPANY and its successors and assigns, by final judgment on account of such infringement or violation arising out of such use, reproduction, distribution, operation, or license. The total liability of LUCENT hereunder shall not exceed the sum of all fees paid by COMPANY under this Agreement during the twelve (12) month period prior to LUCENT receiving notice of such claim or suit.

(b) COMPANY shall give LUCENT prompt written notice of all such claims, actions, proceedings or suits alleging infringement or violation and LUCENT shall have full and complete authority to assume the sole defense thereof, including appeals, and to settle same except if the potential or actual liability exceeds any monetary limitation of LUCENT's indemnification obligations. COMPANY shall, upon LUCENT's request and at LUCENT's expense, furnish all information and assistance reasonably available to COMPANY and cooperate in a reasonable way to facilitate the defense and/or settlement of any such claim, action, proceeding or suit.

(c) No undertaking of LUCENT under this Section 6.4 shall extend to any such alleged infringement or violation to the extent that it:
     (i) arises from adherence to design modifications, specifications, drawings, or written instructions which LUCENT is directed by COMPANY to follow; or (ii) arises from adherence to instructions to apply

     COMPANY's or a third party's trademark, trade name, or other company identification; or (iii) relates to use of products, licensed materials or other items provided by LUCENT in combinations with other products, licensed materials or other items, furnished either by LUCENT or others if such infringement would not have occurred but for such use or combination. In the foregoing cases numbered (i) through
     (iii), COMPANY will defend and save LUCENT harmless, subject to the same terms and conditions and exceptions and liability cap stated above with respect to LUCENT 's rights and obligations under this
     Section 7.1.

(d) If the use, distribution, operation, or license of any portion of the LICENSED SOFTWARE is enjoined or held to be infringing pursuant to a claim of which LUCENT was notified in accordance with this Section 6.4, LUCENT will, at its expense and subject to the liability limitations set forth above, use reasonable efforts (i) to procure for COMPANY the right to continue using and distributing the LICENSED SOFTWARE, or (ii) to replace or modify the LICENSED SOFTWARE to make its use, operation, or distribution hereunder non-infringing and have substantially equal or superior functional capability. If neither option is reasonably available in LUCENT's judgment and on terms reasonably acceptable to COMPANY, and subject to COMPANY and its CUSTOMERS obtaining such right to continue, COMPANY shall cease use and distribution of the LICENSED SOFTWARE or portions thereof that resulted in the final judgment and LUCENT shall refund any license fees paid under this Agreement for such affected LICENSED SOFTWARE or portions thereof (subject to five year straight line depreciation).

(e) The liability of LUCENT and COMPANY with respect to any and all claims, actions, proceedings, or suits by third parties alleging infringement of patents, trademarks, or copyrights or violation of trade secrets or proprietary rights because of, or in connection with, any items furnished pursuant to this Agreement shall be limited to the specific undertakings contained in this Section 6.4.

6.5  Nothing Construed

Nothing contained herein shall be construed as:

     (i) conferring by implication, estoppel or otherwise, any license or right to use any name, trade name, trademark, service mark, symbol or any other identification or any abbreviation, contraction or simulation thereof; or

     (ii) conferring by implication, estoppel or otherwise, any license or right under any existing or future patents of LUCENT or its subsidiaries with respect to the making, use or distribution of any ADAPTATIONS or ENHANCEMENTS; or

     (iii) other than as expressly provided herein, an obligation upon LUCENT or any of its affiliates to furnish any person, including COMPANY, any assistance of any kind whatsoever, or any information or documentation other than LICENSED SOFTWARE to be furnished pursuant to Section 2.2; or

     (iv) other than as expressly provided herein, a grant to COMPANY to sell, lease, sublicense or otherwise transfer or dispose of LICENSED SOFTWARE or ADAPTATIONS in whole or in part.

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

6.6  Confidentiality

(a) COMPANY agrees to hold all parts of LICENSED SOFTWARE in confidence for LUCENT. COMPANY further agrees not to make any disclosure of LICENSED SOFTWARE (including methods or concepts utilized therein) to anyone except to employees of COMPANY or to designated agents who are approved by LUCENT in advance of such disclosure (such approval shall not be unreasonably withheld), to whom such disclosure is necessary for the use for which rights are granted hereunder. ADAPTATIONS are to be treated as LICENSED SOFTWARE for these purposes.

(b) COMPANY shall appropriately notify all persons to whom any such disclosure is made that such disclosure is made in confidence and shall be kept in confidence by them.

(c) All related documentation and explanatory materials are to be treated with the same care as the LICENSED SOFTWARE.

(d) SOURCE CODE SOFTWARE and related materials must be under controlled circulation. A log must be kept of all SOURCE CODE SOFTWARE and related materials, the log identifying the individuals who obtain copies or originals of SOURCE CODE SOFTWARE.

(e) Paper copies and representations in other media of SOURCE CODE SOFTWARE and related materials must be kept in a secured location at all times when not being used.

(f) The CPUs at COMPANY'S facilities on which the LICENSED SOFTWARE and ADAPTATIONS reside must be protected from outside access to prevent unauthorized persons from gaining entry to the system and compromising the security of the LICENSED SOFTWARE and ADAPTATIONS.

(g) COMPANY will, in addition, implement any other security measures to protect the SOURCE CODE SOFTWARE that it implements with respect to its own source code software.

6.7  Partner Program

As of the Effective Date of this Agreement, COMPANY will become a "Partner" in LUCENT's "Open Network Solutions Partner Program." The benefits of being a member of this program are more fully described at http://www.lucent-sas.com/ons/partners. The terms of membership may be changed at any time by LUCENT without previous notice.

6.8  Publicity

COMPANY agrees that it will not, without the prior written permission of
LUCENT:

     (i) use in advertising, publicity, packaging, labeling, or otherwise any trade name, trademark, trade device, service mark, symbol or any other identification or any abbreviation, contraction or simulation thereof owned by LUCENT or any of its affiliates or used by LUCENT or any of its affiliates on any of its or their products or services, or

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

     (ii) represent, directly or indirectly, that any product or service of COMPANY is a product or service of LUCENT or any of its affiliates or is made in accordance with or utilizes any information or documentation or LUCENT or any of its affiliates,

6.9  Nonassignability

The parties hereto have entered into this Agreement in contemplation of personal performance by COMPANY and intend that the rights granted to COMPANY hereunder not extend to other entities without LUCENT'S express written consent. LUCENT agrees to not unreasonably withhold such consent to COMPANY'S assignment of its rights and obligations hereunder to a third person. All of LUCENT'S rights in this Agreement may be assigned to any subsidiary, affiliate, or direct or indirect successor to the LICENSED SOFTWARE business of LUCENT, which assignee shall thereafter be deemed substituted for LUCENT as the party hereto, mutatis mutandis, effective upon such assignment; but neither this Agreement nor any rights hereunder shall be otherwise assignable or transferable (in insolvency proceedings or otherwise) by either party without the express written consent of the other party. In the event that COMPANY'S business is transferred in its entirety at any time to a third person, LUCENT will not unreasonably withhold such consent.

6.10 Notices

(a) All notices required or allowed to be given by either party under this Agreement will be in writing and will be addressed to the parties as follows:

     To LUCENT:     Lucent Technologies Inc.
                    600 Mountain Avenue
                    Murray Hill, NJ 07974
                    Attn:  Ronald J. De Lange

     To COMPANY:    PayStar SHS
                    40 California Avenue, Suite A
                    Pleasanton, CA 94565
                    Attn:  E. Keith McKeague

(b) Any address for delivery of notices may be changed from time to time upon thirty (30) days advance written notice from the party making any such change.

(c) All notices required or allowed to be given hereunder will be deemed to have been given when actually received by the addressee thereof. All notices shall be sent by: (i) hand delivery (including courier service); (ii) facsimile service or telex with confirmed answer back;
     (iii) registered airmail with return or confirmed receipt requested; or (iv) by some other method chosen by the party sending the notice that provides satisfactory proof of receipt of such notice. The burden of proving receipt will be on the party sending the notice.

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

6.11 Non-solicitation of Employees

Neither party shall directly or indirectly solicit or make an offer of employment to, nor otherwise induce to terminate his or her employment, any employee of the other party for a period of one (1) year after the Effective Date of this Agreement.

6.12 Integration

This Agreement and the Attachments hereto set forth the entire agreement and understanding between the parties as to the subject matter hereof and merge all prior agreements, communications and discussions between them. The parties expressly acknowledge and agree that the prior Agreement between them dated December 6, 2000, relating to such subject matter is null and void and of no further force or effect. Neither of the parties shall be bound by any warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or in a writing executed with or subsequent to the execution of this Agreement by an authorized representative of the party to be bound thereby.

6.13 Choice of Law/Commencement of Action

(a) The parties are familiar with the substantive principles of New York commercial law, and desire and agree that the substantive law of New York shall apply in any dispute arising with respect to this Agreement.

(b) No action by one party against the other party under this Agreement may be commenced more than twenty-four (24) months after the cause of action accrues.

6.14 Non-Waiver

The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of any such term, covenant or condition, but the obligations of the parties with respect thereto shall continue in full force and effect.

6.15 Resolution Of Disputes

If any dispute concerning this Agreement arises between the parties concerning this Agreement, LUCENT and COMPANY agree to endeavor in good faith to negotiate between themselves a resolution to the dispute before resorting to litigation.

6.16 Severability

In case any one or more of the provisions contained in this Agreement shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby. The parties shall endeavor in good faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible that of the invalid, illegal or unenforceable provisions.

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

6.17 Use of Particular Terms

The use of "person" throughout this Agreement shall be construed to mean an individual, a corporation, or other business entity as under the particular circumstances are appropriate. Such term is to be viewed as expansive and inclusive, as opposed to exclusive. The words "maintenance agreement" and "service agreement" have been used interchangeably without any distinction in meaning or significance. The use of certain rubrics throughout this Agreement are merely for convenience purposes and shall not be construed as limiting or constrictive as to the content of the respective provisions.

6.18 Attachments Incorporated

Attachments A and B hereto, and any Exhibits or Schedules thereto, are hereby incorporated in and made a part of this Agreement.

6.19 Agreement Counterparts

This Agreement may be executed in one or more counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument,

IN WITNESS THEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives on the respective dates entered below:

LUCENT TECHNOLOGIES, INC.               PayStar SHS
/s/ Ronald J. Delange                   /s/ E. Keith McKeague
(Signature)                             (Signature)

Ronald J. Delange                       E. Keith McKeague
(Name)                                  (Name)

VP and GM, OPEN et                      President, COO
(Title)                                 (Title)

7-31-01                                 7/23/2001
(Date)                                  (Date)



           THIS AGREEMENT DOES NOT BIND OR OBLIGATE EITHER PARTY
             IN ANY MANNER UNLESS DULY EXECUTED BY AUTHORIZED
                      REPRESENTATIVES OF BOTH PARTIES




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
                               ATTACHMENT A
                               DELIVERABLES

LICENSED SOFTWARE Deliverables

     The LICENSED SOFTWARE includes the two most recent versions of LUCENT's ADS software, including the host, VRU; and the most recent version of the server. The release numbers of the LICENSED SOFTWARE to be provided to COMPANY are:

          Host:    Version 5.0 and 5.1
          VRU:     Version 5.0 and 5.1
          Server:  Version 4.39

     COMPANY understands and acknowledges that LUCENT is not able to pass through licenses to some third-party software that is used in the development of this product. LUCENT recommends that COMPANY contact the provider(s) of this third party software to acquire the appropriate licenses. Following is a list of certain third party software and hardware that may be needed; but LUCENT does not represent or guarantee that this is a complete list.

     Company        Web Site                 Product
     -------        --------                 -------
     Rational       www.rational.com         Rational Rose Professional
                                             Edition for C++
     Microsoft      www.microsoft.com        Visual Studio:  Enterprise
                                             Edition
     Installshield  www.InstallShield.com    Installshield Professional
     Sequiter       www.Sequiter.com         CodeBase 6 for Windows
                                             (Supports Win 2000)




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
                         [Material marked with an asterisk has been omitted from this document pursuant to a request for confidential treatment and has been filed separately with the Securities and Exchange Commission.]

                               ATTACHMENT B

                       FEES AND PURCHASE COMMITMENT

License Fees

     COMPANY agrees to pay to LUCENT a nonrefundable upfront fee of * Dollars ($*), with an initial fee payment of * Dollars ($*) of such upfront fee due and payable by COMPANY upon execution of this Agreement, and the remaining * Dollars ($*) due and payable by COMPANY on or before July 31, 2001.

Minimum Purchase Commitment

     COMPANY agrees to purchase from LUCENT a minimum of * Dollars ($*) of new LUCENT products on or before December 31, 2001. A total of * Dollars ($*) of such minimum commitment must be purchased by COMPANY and paid for no later than September 28, 2001, and the remaining * Dollars ($*) of such minimum commitment must be purchased by COMPANY and paid for no later than December 31, 2001.

     LUCENT agrees to furnish such minimum commitment of products to COMPANY at a discount of * percent (*%) off the standard list prices for such products. Purchase of future LUCENT products by COMPANY shall be subject to terms and conditions, including prices and discounts, to be mutually agreed upon in writing by the parties.




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